Atlas Capital Holdings, Inc. Announces Share Structure

Boca Raton, Florida August 9, 2011 – Atlas Capital Holdings Inc. (the "Company") announced today that it will maintain its authorized share structure of 100,000,000 shares.  The Company had previously received approval to amend the Articles of Incorporation to increase its authorized shares to 900,000,000.

“In reviewing the capitalization and the business objectives of Atlas, we believe the increase in authorized shares is not required at this time.  It is our goal to bolster shareholder value in the market and give our shareholders as much opportunity as possible to make a return on their investment,” stated Christopher Davies, CEO of Atlas Capital Holdings, Inc.

About Atlas Capital Holdings, Inc.
Atlas Capital Holdings, Inc. was incorporated in the State of Nevada on September 13, 2006. The Company was formerly known as Micro Mammoth Solutions, Inc. and operated as such until January 25, 2010. On January 26, 2010, the Board of Directors of the Company approved a Stock Purchase Agreement between the Company and all of the shareholders of Atlas Capital Partners, LLC.  Following the acquisition of Atlas Capital Partners the shareholders approved an amendment to the Company’s Articles of Incorporation changing the Company’s name from Micro Mammoth Solutions, Inc. to Atlas Capital Holdings, Inc.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause future results to differ materially from the forward-looking statements. You should consider these factors in evaluating the statements herein, and not rely on such statements. The forward-looking statements in this release are made as of the date hereof and Atlas Capital Holdings, Inc. undertakes no obligation to update such statements.